Tupperware Brands Reports Fourth Quarter 2012 Results -- Declares and Raises Dividend 72% and Announces Increased Share Repurchase Authorization and Leverage Target

-- Fourth Quarter Sales up 6% in local currency+ versus last year; including negative impact from exchange rates, sales up 5% in dollars.

-- Fourth Quarter GAAP diluted E.P.S. $1.34. Excluding certain items impacting comparability*, diluted E.P.S. $1.71, up 16% in local currency.

-- Fourth Quarter 2012 share repurchases of $100 million / 1.57 million shares.

-- Board of Directors declares 62 cent quarterly dividend, up 72% from 36 cents.

-- Dividend payout ratio and leverage targets raised; share repurchase authorization increased $800 million to $2.0 billion.

ORLANDO, Fla., Jan. 29, 2013 /PRNewswire/ -- (NYSE: TUP) Tupperware Brands Corporation today reported fourth quarter 2012 sales and profit, with sales up 5% in dollars and up 6% in local currency+.

GAAP net income for the quarter was $74.5 million, or $1.34 per diluted share, compared with 2011 fourth quarter GAAP net income and diluted EPS of $86.9 million and $1.50 per share, respectively. Adjusted diluted earnings per share of $1.71 in the quarter was 21 cents, or 14%, better than 2011 in U.S. dollars, including a negative foreign currency impact of 3 cents. Excluding the impact of foreign exchange on the comparison, adjusted diluted earnings per share was up 24 cents, or 16%.

For the year ended December 29, 2012, the Company reported sales of $2.6 billion, in line with 2011 in dollars and up 5% in local currency. The comparison with 2011 included an estimated 1 percentage point negative impact from the Company's fiscal year having 52 weeks in 2012 versus 53 weeks in 2011. For the year, the Company's GAAP net income of $193.0 million decreased 12%, and diluted earnings per share of $3.42, was down 4% versus prior year. Excluding certain adjustment items, diluted earnings per share of $4.99 improved 12% in dollars compared with 2011, and excluding an unfavorable 36 cent impact on the comparison from foreign exchange rates, improved 22%.

The Company repurchased in the open market 1.57 million shares for $100 million in the fourth quarter of 2012. Since 2007, the Company has repurchased 15.5 million shares for $828 million. The Company's open market repurchase authorization was increased today from $1.2 billion to $2.0 billion, and extended two years until February 1, 2017. The Company expects to repurchase $100 million worth of shares in the first quarter of 2013 and has included $400 million of repurchases in its full year 2013 outlook.

Rick Goings, Chairman and CEO, commented, "I am pleased with our fourth quarter results. When we look across our markets, we see a balanced portfolio. We have a significant presence in both emerging and established markets, and we're not reliant on one part of the world or one market to perform in order to deliver positive top and bottom line results. Our emerging markets, which comprised 60% of our sales, continued to perform well with 11% growth in local currency in the quarter. Our established markets were even with last year in local currency and improved sequentially in the third and fourth quarters of the year. In our current global portfolio, the advantages of many outweigh the issues of a few. Our formula, having new and innovative product at the right price points, a selling system that is compatible with the market, a dynamic career opportunity and the use of solid direct selling fundamentals is the key to our continued growth and success. This, combined with our 2.8 million sales force, will enable us to achieve our long and short term growth goals. Because of our confidence in future results and the desire to return value to shareholders in a meaningful way, our Board has raised our dividend 72%, increased our targeted payout and leverage ratios, and significantly increased our share repurchase authorization."

2013 Updated Guidance (Unaudited)

Based on current business trends and foreign currency rates, the Company's first quarter and 2013 full year guidance is provided below.

Company Level

	13 Weeks Ending		13 Weeks		52 Weeks Ending		52 Weeks
	March 30, 2013		Ended		Dec 28, 2013		Ended
	Low	High	March 31, 2012		Low	High	Dec 29, 2012

USD Sales Growth vs Prior Year	2%	4%	0%	(a)	5%	7%	0%	(a)
GAAP EPS	$1.04	$1.09	$1.02		$5.47	$5.62	$3.42
GAAP Pre-Tax ROS	11.4%	11.8%	12.1%		13.9%	14.0%	10.6%

Local Currency+ Sales Growth vs Prior Year	5%	7%	3%	(a)	5%	7%	5%	(a)
EPS Excluding Items*	$1.09	$1.14	$1.03		$5.62	$5.77	$4.99
Pre-Tax ROS Excluding Items	12.0%	12.3%	12.2%		14.3%	14.4%	14.2%

FX Impact on EPS Comparison	($0.02)	($0.02)			$0.05	$0.05

(a)	The impact of the additional week in 2011 affected this comparison by negative 5-6% and 1% for the first quarter and full year 2012, respectively.

Full year 2013 net interest expense is expected to increase over 2012 by $7 to $8 million, due to higher borrowings and interest rates in conjunction with reaching the Company's new leverage target.

Segment Level

For the full year, sales in local currency are expected to be up low single digit in the Europe and Tupperware North America segments, up low double digit in Asia Pacific, about even with 2012 in the Beauty North America segment and up by a mid-teen percentage in the South America segment. Pre-tax return on sales for the full year is expected to increase slightly in all of the segments. The Company's outlook assumes no change in the 5.29 Venezuelan bolivar to U.S. dollar exchange rate that has existed since mid 2010.

Uses of Cash

Dividends
The Company's Board of Directors today declared the Company's regular quarterly dividend. The dividend declared was 62 cents per share, up 72% from the previous quarterly dividend of 36 cents per share. It is payable on April 5, 2013 to shareholders of record as of March 20, 2013. The Company also increased its target payout ratio from approximately one-third to 50 percent of trailing diluted earnings per share, excluding items, and continues to expect that its Board will consider increasing the quarterly dividend with its declaration in the first quarter of each year.

Leverage Target
The Company today increased its leverage target from 1.5 to 1.75X Adjusted EBITDA. After funding its working and fixed capital needs to support its continued organic growth and funding its dividend to shareholders as outlined above, the Company intends to use remaining available cash flow and borrowings in line with its leverage target to repurchase shares under its $2 billion authorization.

*See Non-GAAP Financial Measures Reconciliation Schedules.
** The Company classifies Established Market Units as those operating in Western Europe, including Scandinavia, the United States, Canada, Australia and Japan and its remaining units as Emerging Market Units.
+ Local currency changes are measured by comparing current year results with those of the prior year translated at the current year's foreign exchange rates.

Fourth Quarter Earnings Conference Call

Tupperware Brands will conduct a conference call today, Tuesday, January 29, 2013, at 8:30 am Eastern time. The conference call will be webcast and accessible, along with a copy of this news release, on www.tupperwarebrands.com.

Tupperware Brands Corporation is a portfolio of global direct selling companies, selling innovative, premium products across multiple brands and categories through an independent sales force of 2.8 million. Product brands and categories include design-centric preparation, storage and serving solutions for the kitchen and home through the Tupperware brand and beauty and personal care products for consumers through the Armand Dupree, Avroy Shlain, BeautiControl, Fuller Cosmetics, NaturCare, Nutrimetics, and Nuvo brands.

The Company's stock is listed on the New York Stock Exchange (NYSE: TUP). Statements contained in this release, which are not historical fact and use predictive words such as "outlook", "expects" or "target" are forward-looking statements. These statements involve risks and uncertainties that include recruiting and activity of the Company's independent sales forces, the success of new product introductions and promotional programs, governmental approvals of materials for use in food containers and beauty and personal care products, the success of buyers in obtaining financing or attracting tenants for commercial and residential developments, the effects of economic and political conditions generally and foreign exchange risk in particular and other risks detailed in the Company's periodic reports as filed in accordance with the Securities Exchange Act of 1934.

The Company does not intend to update forward-looking information, other than through its quarterly earnings releases, unless it expects diluted earnings per share for the current quarter, excluding items impacting comparability and the impact of changes in foreign exchange rates, to be significantly below its previous guidance.

Non-GAAP Financial Measures

The Company has utilized non-GAAP financial measures in this release, which are provided to assist readers' understanding of the Company's results of operations. These amounts, identified as items impacting comparability, at times materially impact the comparability of the Company's results of operations. The adjusted information is intended to be indicative of Tupperware Brands' primary operations, and to assist readers in evaluating performance and analyzing trends across periods.

The non-GAAP financial measures exclude gains from the sale of property, plant and equipment and insurance settlements related to casualty losses, inventory obsolescence in conjunction with decisions to exit or significantly restructure businesses, asset retirement obligations, and re-engineering costs. Further, while the Company is engaged in a multi-year program to sell land adjacent to its Orlando, Florida headquarters, and also disposes of other excess land and facilities periodically, these activities are not part of the Company's primary business operations. Additionally, amounts recognized in any given period are not indicative of amounts that may be recognized in any particular future period. For this reason, these amounts are excluded as indicated. Further, the Company excludes significant charges related to casualty losses caused by significant weather events, fires or similar circumstances. It also excludes any related gains resulting from the settlement of associated insurance claims. While these types of events can and do recur periodically, they are excluded from indicated financial information due to their distinction from ongoing business operations, inherent volatility and impact on the comparability of earnings across quarters. Also, the Company periodically records exit costs accounted for using the applicable accounting guidance for exit or disposal cost obligations and other amounts related to rationalizing its supply chain operations and other restructuring activities, including upon liquidation of operations in a country the recognition in income of amounts previously recorded in equity as a cumulative translation adjustment, and believes these amounts are similarly volatile and impact the comparability of earnings across quarters. Therefore, they are also excluded from indicated financial information to provide what the Company believes represents a useful measure for analysis and predictive purposes. The Company has also excluded in its non-GAAP measures the expense incurred upon the impairment of its floating to fixed interest swaps and the write off of deferred debt costs in connection with the notes it sold and the new revolving credit agreement that it entered into in June 2011. The Company believes that excluding from indicated financial information costs incurred in connection with a significant change in its capital structure that is of a nature that would be expected to recur infrequently, also provides a useful measure for analysis and predictive purposes.

The Company has also elected to present financial measures excluding the impact of amortizing the purchase accounting carrying value of certain definite-lived intangible assets, primarily the value of independent sales forces recorded in connection with the Company's December 2005 acquisition of the direct selling businesses of Sara Lee Corporation. The amortization expense related to these assets will continue for several years; however, based on the Company's current estimates, this amortization will decline as the years progress. Similarly, in connection with its evaluation of the carrying value of acquired intangible assets and goodwill, the Company has periodically recognized impairment charges. The Company believes that these types of non-cash charges will not be representative in any single reporting period of amounts recorded in prior reporting periods or expected to be recorded in future reporting periods. Therefore, they are excluded from indicated financial information to also provide a useful measure for analysis and predictive purposes.

As the impact of changes in exchange rates are an important factor in understanding period-to-period comparisons, the Company believes the presentation of results on a local currency basis, in addition to reported results, helps improve readers' ability to understand the Company's operating results and evaluate performance in comparison with prior periods. The Company presents local currency information that compares results between periods as if current period exchange rates had been the exchange rates in the prior period. The Company uses results on a local currency basis as one measure to evaluate performance. The Company generally refers to such amounts as calculated on a local currency basis, as restated or excluding the impact of foreign currency. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP. Results on a local currency basis may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with GAAP.

In information included with this release, the Company has referred to Adjusted EBITDA and a Debt/Adjusted EBITDA ratio, which are non-GAAP financial measures used in the Company's credit agreement. The Company uses these measures in its capital allocation decision process and in discussions with investors, analysts and other interested parties and therefore believes it is useful to disclose this amount and ratio. The Company's calculation of these measures is in accordance with its credit agreement, and is set forth in the reconciliation from GAAP amounts in an attachment to this release; however, the reader is cautioned that other companies define these measures in different ways, and consequently they will likely not be comparable with similarly labeled amounts disclosed by others.

TUPPERWARE BRANDS CORPORATION
FOURTH QUARTER SALES STATISTICS*
(UNAUDITED)

All Units	Reported Sales Inc/(Dec)%	Restated+ Sales Inc/(Dec)%	Active Sales Force	Inc/(Dec) vs. 4Q '11%		Total Sales Force	Inc/(Dec) vs. 4Q '11%
Europe	(2)	1	97,991	4		627,167	9
Asia Pacific	11	11	238,916	3	[b]	980,498	6
TW North America	8	5	91,769	(14)	[c]	330,859	2
Beauty North America	(1)	(6)	278,777	(16)	[d]	545,102	(5)	[d]
South America	16	26	93,525	(8)	[e]	309,128	13	[f]
Total All Units	5	6	800,978	(7)	[a,c]	2,792,754	5

Emerging Market Units

Europe	0	2	62,324	6		448,530	13
Asia Pacific	14	16	207,474	5	[b]	878,545	9
TW North America	15	8	82,147	3		255,735	8
Beauty North America	1	(5)	245,050	(17)	[d]	457,778	(5)	[d]
South America	16	26	93,525	(8)	[e]	309,128	13	[f]
Total Emerging Market Units	10	11	690,520	(6)		2,349,716	7

Established Market Units

Europe	(3)	0	35,667	0		178,637	2
Asia Pacific	0	1	31,442	(9)		101,953	(10)
TW North America	3	2	9,622	(65)	[c]	75,124	(12)
Beauty North America	(8)	(8)	33,727	(4)		87,324	(5)
South America	-	-	-	-		-	-
Total Established Market Units	(2)	0	110,458	(17)	[c]	443,038	(5)

* Sales force statistics as collected by the Company and, in some cases, provided by distributors and sales force.  The company classifies Established Market Units as those operating in Western Europe, including Scandinavia, the United States, Canada, Australia and Japan, and its remaining units as Emerging Market Units.  Active Sales Force is defined as the average number of people ordering in each cycle over the course of the quarter, and Total Sales Force is defined as the number of sales force members of the units as of the end of the quarter.

+ Local currency changes are measured by comparing current year results with those of the prior year translated at the current year's foreign exchange rates.

Notes

[a] Approximately three quarters of the overall difference between the 6% local currency sales increase and 7% decrease in active sellers reflected a shift in sales between reporting segments.  There was a shift in active sellers towards Europe which has higher levels of productivity from a large portion of its business being in established market units where housewares are sold at relatively higher price points than beauty and personal care products and through group demonstrations.  There was a shift away from Beauty North America, where active sellers decreased, where sales are of beauty and personal care products at relatively low price points and where Fuller Mexico sells through one-on-one contact.

[b] Higher growth in local currency sales than in active sellers reflected higher standards in Indonesia and a mix shift toward Indonesia and Malaysia/Singapore, which have higher than average productivity, and away from the Philippines, which has lower than average productivity.  As well, a separate beauty unit in Malaysia ceased operating in 2011, and it had a relatively high number of active sellers with below-average order sizes.

[c] In the third quarter of 2012, the Tupperware U.S. and Canada business began measuring sales force activity on a weekly rather than a monthly basis.  For the fourth quarter, this had a negative 16, 1, 60 and 13 percentage point impact on the total Tupperware North America, total company, Tupperware North America established markets and total company established market comparisons, respectively.

[d] Much lower actives this year, with a much smaller decrease in sales and end of the quarter deficit in total sales force size, reflected a large number of less engaged sellers at Fuller Mexico in the early part of the third quarter of 2011.  Also contributing were higher standards under award programs leading to a higher order size in 2012.  This also impacted the year-over-year comparison of total versus active sellers.

[e] Higher restated sales than active seller increase reflected price increases, along with a mix shift toward the more housewares focused/higher net per unit businesses in Brazil and Venezuela. Also contributing was an increase in order size requirement in Argentina, together with a mix shift toward housewares at higher price points than beauty and personal care products.

[f] The total sales force in South America was up more significantly than the active sales force, from comparisons in Brazil, where changes in qualification levels for awards led to a lower number of higher value orders.  There was also a mix shift away from Argentina, which as a beauty and personal care focused unit that operates on a campaign cycle, has a much higher activity rate for its sales force than the segment  overall.

TUPPERWARE BRANDS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	13 Weeks Ended	13 Weeks Ended	52 Weeks Ended	53 Weeks Ended
	Dec 29,	Dec 31,	Dec 29,	Dec 31,
(In millions, except per share data)	2012	2011	2012	2011

Net sales	$ 711.0	$ 676.1	$ 2,583.8	$ 2,585.0
Cost of products sold	237.1	226.3	856.4	862.5
Gross margin	473.9	449.8	1,727.4	1,722.5

Delivery, sales and administrative expense	343.4	327.7	1,329.5	1,340.0
Re-engineering and impairment charges	18.4	3.2	22.4	7.9
Impairment of goodwill and intangible assets	-	-	76.9	36.1
(Loss) gain on disposal of assets incl. insurance recoveries	(0.1)	3.1	7.9	3.8
Operating income	112.0	122.0	306.5	342.3

Interest income	0.6	0.7	2.5	3.2
Interest expense	7.9	7.9	34.9	49.0
Other expense	1.2	0.6	1.3	1.2
Income before income taxes	103.5	114.2	272.8	295.3
Provision for income taxes	29.0	27.3	79.8	77.0
Net income	$ 74.5	$ 86.9	$ 193.0	$ 218.3

Net income per common share:

Basic earnings per share:	$ 1.37	$ 1.53	$ 3.49	$ 3.63

Diluted earnings per share:	$ 1.34	$ 1.50	$ 3.42	$ 3.55

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(Amounts in millions, except per share)

	13 Weeks	13 Weeks				52 Weeks	53 Weeks
	Ended	Ended	Reported	Restated	Foreign	Ended	Ended	Reported	Restated	Foreign
	Dec 29,	Dec 31,	%	%	Exchange	Dec 29,	Dec 31,	%	%	Exchange
	2012	2011	Inc (Dec)	Inc (Dec)	Impact *	2012	2011	Inc (Dec)	Inc (Dec)	Impact *

Net Sales:
Europe	$ 221.2	$ 225.1	(2)	1	$ (5.8)	$ 791.4	$ 848.9	(7)	1	$ (62.0)
Asia Pacific	219.2	198.1	11	11	(1.4)	780.7	714.0	9	12	(17.1)
TW North America	91.5	84.9	8	5	2.5	344.8	352.0	(2)	(0)	(7.1)
Beauty North America	91.3	92.5	(1)	(6)	4.4	348.3	395.5	(12)	(9)	(14.3)
South America	87.8	75.5	16	26	(6.0)	318.6	274.6	16	29	(26.8)

	$ 711.0	$ 676.1	5	6	$ (6.3)	$ 2,583.8	$ 2,585.0	(0)	5	$ (127.3)

Segment profit:
Europe	$ 50.7	$ 50.1	1	4	$ (1.5)	$ 131.6	$ 148.3	(11)	(4)	$ (11.2)
Asia Pacific	54.0	46.8	15	17	(0.9)	172.7	147.0	17	23	(6.4)
TW North America	18.4	16.1	15	10	0.7	63.7	58.4	9	13	(1.9)
Beauty North America	7.2	10.6	(32)	(37)	0.8	30.2	37.9	(20)	(14)	(2.6)
South America	18.8	15.3	22	34	(1.3)	61.0	48.6	25	42	(5.6)

	149.1	138.9	7	9	(2.2)	459.2	440.2	4	11	(27.7)

Unallocated expenses	(19.8)	(17.4)	14	14	-	(62.6)	(58.9)	7	4	(1.5)
(Loss) gain on disposal of assets including insurance recoveries	(0.1)	3.1	-	-	-	7.9	3.8	+	+	-
Re-engineering and impairment charges	(18.4)	(3.2)	+	+	-	(22.4)	(7.9)	+	+	-
Impairment of goodwill and intangible assets	-	-	+	+	-	(76.9)	(36.1)	+	+	-
Interest expense, net	(7.3)	(7.2)	1	1	-	(32.4)	(45.8)	(29)	(29)	-

Income before taxes	103.5	114.2	(9)	(8)	(2.2)	272.8	295.3	(8)	3	(29.2)
Provision for income taxes	29.0	27.3	6	9	(0.6)	79.8	77.0	4	14	(7.0)
Net income	$ 74.5	$ 86.9	(14)	(13)	$ (1.6)	$ 193.0	$ 218.3	(12)	(2)	$ (22.2)

Net income per common share (diluted)	$ 1.34	$ 1.50	(11)	(9)	(0.03)	$ 3.42	$ 3.55	(4)	7	(0.36)

Weighted Average number of diluted shares	55.6	58.1				56.4	61.4

* 2012 actual compared with 2011 translated at 2012 exchange rates.

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

(In millions except per share data)
	13 Weeks Ended Dec 29, 2012				13 Weeks Ended Dec 31, 2011
	Reported	Adj's		Excl Adj's	Reported	Adj's		Excl Adj's
Segment profit
Europe	$ 50.7	$ (0.2)	a	$ 50.5	$ 50.1	$ 0.1	a	$ 50.2
Asia Pacific	54.0	0.2	a	54.2	46.8	0.8	a	47.6
TW North America	18.4	-		18.4	16.1	-		16.1
Beauty North America	7.2	0.2	a	7.4	10.6	0.3	a	10.9
South America	18.8	-		18.8	15.3	-		15.3
	149.1	0.2		149.3	138.9	1.2		140.1

Unallocated expenses	(19.8)	-		(19.8)	(17.4)	-		(17.4)
(Loss) gain on disposal of assets	(0.1)	0.1	c	-	3.1	(3.1)	c	-
Re-eng and impairment chgs	(18.4)	18.4	d	-	(3.2)	3.2	d	-
Interest expense, net	(7.3)	-		(7.3)	(7.2)	-		(7.2)
Income before taxes	103.5	18.7		122.2	114.2	1.3		115.5
Provision for income taxes	29.0	(2.1)	g	26.9	27.3	1.1	g	28.4
Net income	$ 74.5	$ 20.8		$ 95.3	$ 86.9	$ 0.2		$ 87.1

Net income per common share (diluted)	$ 1.34	$ 0.37		$ 1.71	$ 1.50	$ -		$ 1.50

	52 Weeks Ended Dec 29, 2012				53 Weeks Ended Dec 31, 2011
	Reported	Adj's		Excl Adj's	Reported	Adj's		Excl Adj's
Segment profit
Europe	$ 131.6	$ 0.6	a	$ 132.2	$ 148.3	$ 0.5	a	$ 148.8
Asia Pacific	172.7	0.9	a	173.6	147.0	2.9	a	149.9
TW North America	63.7	-		63.7	58.4	-		58.4
Beauty North America	30.2	0.8	a	31.0	37.9	1.1	a	39.0
South America	61.0	-		61.0	48.6	0.1	a	48.7
	459.2	2.3		461.5	440.2	4.6		444.8

Unallocated expenses	(62.6)	(0.5)	b	(63.1)	(58.9)	-		(58.9)
Gains on disposal of assets including insurance rec	7.9	(7.9)	c	-	3.8	(3.8)	c	-
Re-eng and impairment chgs	(22.4)	22.4	d	-	(7.9)	7.9	d	-
Impairment of goodwill and intangible assets	(76.9)	76.9	e	-	(36.1)	36.1	e	-
Interest expense, net	(32.4)	-		(32.4)	(45.8)	19.8	f	(26.0)
Income before taxes	272.8	93.2		366.0	295.3	64.6		359.9
Provision for income taxes	79.8	4.8	g	84.6	77.0	9.6	g	86.6
Net income	$ 193.0	$ 88.4		$ 281.4	$ 218.3	$ 55.0		$ 273.3

Net income per common share (diluted)	$ 3.42	$ 1.57		$ 4.99	$ 3.55	$ 0.90		$ 4.45

(a) Amortization of intangibles of acquired beauty units for all periods, as well as inventory obsolescence adjustments in connection with exiting small Nutrimetics businesses of ($0.3) million and $0.5 million in the fourth quarters of 2012 and 2011, respectively, and $0.2 million for full-year 2012.

(b) Change in estimate of asset retirement obligation for the Company's Orlando and South Carolina locations.
(c) Gain on disposal of assets of $7.9 million in 2012 was from $0.2 million of insurance proceeds related to a flood in the Company's Venezuela operations and $7.5 million from the sale of a facility in Belgium, as well as $0.2 million of other small asset impairments and equipment sales, of which $0.1 million occurred in the fourth quarter. Gain on disposal of assets in 2011 of $3.8 million included insurance proceeds of $3.1 million related to a flood in Australia, which was received in the fourth quarter, as well as $0.7 million related to the sale of land held for development near the Company's Orlando, FL headquarters.

(d) Re-engineering and impairment charges of $22.4 million in 2012 were primarily for relocation expenses in New Zealand, Poland and in the Company's Fuller Mexico operations and severance costs incurred to reduce headcount in the Company's Argentina, Australia, BeautiControl, Belgium, Diecraft, France, Greece, Japan, Mexico, Poland, Switzerland and United Kingdom operations, of which $18.4 million was incurred in the fourth quarter. Included in the fourth quarter 2012 amount was a charge to write-off the cumulative translation adjustment amount related to the Company's United Kingdom operations upon the exit from that country. Re-engineering and impairment charges of $7.9 million in 2011 were primarily related to severance costs incurred to reduce headcount in the Company's Argentina, Australia, BeautiControl, France, Greece, Japan, Malaysia, Mexico, Spain and South Carolina operations, of which $3.2 million was incurred in the fourth quarter.

(e) After review, the purchase accounting intangibles of BeautiControl , NaturCare Japan and Nutrimetics were deemed to be impaired, resulting in non-cash charges of $76.9 million in 2012. In 2011, the purchase accounting intangibles of Nutrimetics were deemed to be impaired, resulting in a non-cash charge of $36.1 million.

(f) The $19.8 million adjustment in 2011 was related to the impairment of interest rate swaps and the write-off of deferred debt costs in conjunction with the early extinguishment of debt.
(g) Provision for income taxes represents the net tax impact of adjusted amounts determined on an item-by-item basis.
See note regarding non-GAAP financial measures in the attached press release.

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	52 Weeks Ended	53 Weeks Ended
	December 29,	December 31,
(In millions)	2012	2011

OPERATING ACTIVITIES
Net cash provided by operating activities	$ 298.7	$ 274.7

INVESTING ACTIVITIES
Capital expenditures	(75.6)	(73.9)
Proceeds from disposal of property, plant & equipment	10.8	5.0

Net cash used in investing activities	(64.8)	(68.9)

FINANCING ACTIVITIES
Dividend payments to shareholders	(77.6)	(73.8)
Net proceeds from issuance of senior notes	-	393.3
Repurchase of common stock	(205.0)	(428.6)
Repayment of long-term debt and capital lease obligations	(2.3)	(407.4)
Net change in short-term debt	6.0	193.5
Debt issuance costs	-	(3.0)
Proceeds from exercise of stock options	12.9	16.1
Excess tax benefits from share-based payment arrangements	13.5	9.0

Net cash used in financing activities	(252.5)	(300.9)

Effect of exchange rate changes on cash and
cash equivalents	0.2	(15.4)

Net change in cash and cash equivalents	(18.4)	(110.5)

Cash and cash equivalents at beginning of year	138.2	248.7

Cash and cash equivalents at end of period	$ 119.8	$ 138.2

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	Dec. 29,	Dec. 31,
(In millions)	2012	2011

Assets

Cash and cash equivalents	$119.8	$138.2
Other current assets	652.6	631.2
Total current assets	772.4	769.4

Property, plant and equipment, net	298.8	273.1

Other assets	736.8	801.7

Total assets	$1,808.0	$1,844.2

Liabilities and Shareholders' Equity

Short-term borrowings and current
portion of long-term debt	$203.4	$195.7
Accounts payable and other current liabilities	495.8	477.7

Total current liabilities	699.2	673.4

Long-term debt	414.4	415.2

Other liabilities	217.0	254.8

Total shareholders' equity	477.4	500.8

Total liabilities and shareholders' equity	$1,808.0	$1,844.2

Debt to Adjusted EBITDA* Ratio for the fourth quarter ended December 29, 2012: 1.34 times

*Adjusted EBITDA as defined in the Company's credit agreement under
Consolidated EBITDA. See calculation attached to this release.

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES OUTLOOK RECONCILIATION SCHEDULE
January 29, 2013
(UNAUDITED)
($ in millions, except per share amounts)

	First Quarter	First Quarter
	2012 Actual	2013 Outlook
		Range
		Low	High

Income before income taxes	$ 77.3	$ 74.9	$ 78.5

Income tax	19.0	18.1	19.0
Effective Rate	25%	24%	24%

Net Income (GAAP)	$ 58.3	$ 56.8	$ 59.5

% change from prior year		-3%	2%

Adjustments(1):
Gains on disposal of assets including insurance recoveries	$ (0.2)	$ -	$ -
Re-engineering and other restructuring costs	0.4	3.5	3.5
Acquired intangible asset amortization	0.5	0.4	0.4
Income tax (2)	-	(1.2)	(1.2)
Net Income (adjusted)	59.0	59.5	62.2

Exchange rate impact (3)	(1.6)	-	-
Net Income (adjusted and 2012 restated for currency changes)	57.4	59.5	62.2

% change from prior year		4%	8%

Net income (GAAP) per common share (diluted)	$ 1.02	$ 1.04	$ 1.09

% change from prior year		2%	7%

Net Income (adjusted) per common share (diluted)	$ 1.03	$ 1.09	$ 1.14

Net Income (adjusted & restated) per common share (diluted)	$ 1.01	$ 1.09	$ 1.14

% change from prior year		8%	13%

Average number of diluted shares (millions)	57.1	54.5	54.5

(1) Refer to Non-GAAP Financial Measures section of attached release for description of the general nature of adjustment items
(2) Represents income tax impact of adjustments
(3) Difference between 2012 actual and 2012 restated at current currency exchange rates
See the note related to Venezuela foreign exchange on the following page

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES OUTLOOK RECONCILIATION SCHEDULE
January 29, 2013
(UNAUDITED)
($ in millions, except per share amounts)

	Full Year	Full Year
	2012 Actual	2013 Outlook
		Range
		Low	High

Income before income taxes	$ 272.8	$ 378.7	$ 389.3

Income tax	79.8	92.0	94.6
Effective Rate	29%	24%	24%

Net Income (GAAP)	$ 193.0	$ 286.7	$ 294.7

% change from prior year		49%	53%

Adjustments(1):
Gains on disposal of assets including insurance recoveries	$ (7.9)	$ -	$ -
Re-engineering and other restructuring costs	22.1	10.0	10.0
Acquired intangible asset amortization	2.1	1.4	1.4
Purchase accounting intangibles impairments	76.9	-	-
Income tax (2)	(4.8)	(3.5)	(3.5)
Net Income (adjusted)	281.4	294.6	302.6

Exchange rate impact (3)	2.7	-	-
Net Income (adjusted and 2012 restated for currency changes)	284.1	294.6	302.6

% change from prior year		4%	7%

Net income (GAAP) per common share (diluted)	$ 3.42	$ 5.47	$ 5.62

% change from prior year		60%	64%

Net Income (adjusted) per common share (diluted)	$ 4.99	$ 5.62	$ 5.77

Net Income (adjusted & restated) per common share (diluted)	$ 5.04	$ 5.62	$ 5.77

% change from prior year		12%	14%

Average number of diluted shares (millions)	56.4	52.4	52.4

(1) Refer to Non-GAAP Financial Measures section of attached release for description of the general nature of adjustment items
(2) Represents income tax impact of adjustments
(3) Difference between 2012 actual and 2012 restated at current currency exchange rates

The Company's outlook assumes no changes in the 5.29 bolivar to U.S. dollar exchange rate in effect since mid-2010.  If the rate had gone to 17 bolivars to the dollar as of the beginning of 2013, the Company estimates its full-year 2013 pre-tax earnings would be $28 million lower than shown above, of which about $19 million would relate to amounts already on the balance sheet at the end of 2012 and the rest to the translation of 2013 activity at the lower rate.

TUPPERWARE BRANDS CORPORATION
ADJUSTED EBITDA AND DEBT/ADJUSTED EBITDA *
(UNAUDITED)

		As of and for
		the Four Quarters
		Ended
		December 29,
		2012
	Adjusted EBITDA:
	Net income	$193.0
	Add:
	Depreciation and amortization	49.6
	Gross interest expense	34.9
	Provision for income taxes	79.8
	Pretax non-cash re-engineering and impairment charges	93.3
	Equity compensation	20.1
	Deduct:
	Gains on land sales, insurance recoveries, etc.	(8.4)

	Total Adjusted EBITDA	$462.3

	Consolidated total debt	$617.8
	Divided by adjusted EBITDA	462.3

	Debt to Adjusted EBITDA Ratio	1.34

*	Amounts and calculations are based on the definitions and provisions of the Company's $450 million Credit Agreement
	dated June 2, 2011 and, where applicable, are based on the trailing four quarter amounts. "Adjusted EBITDA" is
	calculated as defined for "Consolidated EBITDA" in the Credit Agreement.

CONTACT: Teresa Burchfield, +1-407-826-4475